Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

     We consent to the incorporation by reference in the Registration Statement (Form S-3, No. 333-70394-01) of the Williams Coal Seam Gas Royalty Trust and in the related Prospectus of our report dated April 25, 2005, with respect to the Trustee’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of the Williams Coal Seam Gas Royalty Trust, included in this Form 10-K/A.

/s/ Ernst & Young LLP

Tulsa, Oklahoma April 25, 2005